Second Amended License Consent Agreement

This Second Amended License Consent Agreement (“Agreement”) is entered into between the following “Parties:” (i) BCGU, LLC, a Delaware limited liability company (“BCGU”); and (ii) AudioStocks, Inc. a Delaware corporation (“AUIO”).

1.           BCGU is a significant shareholder in AUIO, and has from time-to-time, allowed AUIO to use, for general corporate purposes, monies and other valuable instruments which were due and payable to BCGU by AUIO.  Presently, AUIO is indebted to BCGU in an amount which exceeds $242,000 (the “Claim”).  The purpose, desire and intention of this Agreement is to fully settle and forever resolve the Claim.

2.           SETTLEMENT.  In consideration of the Agreement, AUIO agrees to pay to BCGU a total of $1,000, in addition to previous good and valuable consideration in the form of preferred equity.

3.           RELEASE.  In consideration of the promises, covenants, representations and warranties set forth in this Agreement, BCGU hereby releases and forever discharges AUIO from the amount of money described above as the Claim.

4.           WAIVER OF SECTION 1542.  In signing this Agreement, the BCGU has been advised of, understand and knowingly waive his rights under California Civil Code Section 1542 which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

5.           BINDING EFFECT.  This Agreement shall be binding upon each Party’s past and present heirs, beneficiaries, successors, successors in interest, assigns, and agents.

6.           GOVERNING LAW.  This Agreement shall be interpreted in accordance with and governed in all respects by the law of the State of California.  Venue for any legal action or arbitration shall be San Diego County, State of California.

7.           ENTIRE AGREEMENT.  This Agreement and Release contains the entire understanding between the PARTIES with regard to the matters herein set forth.

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Luis Leung                                                                                                                                                           James B. Panther II
AudioStocks, Inc.                                                                                                                                               BCGU LLC

Dated:  November 30, 2008